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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the use in this Registration Statement on Form S-1 of our report dated December 14, 2005 relating to the consolidated financial statements of Webhire, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Prior Period Adjustment in the 2004 financial statements for certain accrued expenses and deferred revenue related to activity that occurred prior to September 30, 2002), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Brown & Brown, LLP
Boston, Massachusetts

January 30, 2006

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Consent of Independent Registered Public Accounting Firm